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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported) September 10, 2001


                          Allied Waste Industries, Inc.
               (Exact name of registrant as specified in charter)



                                    Delaware
                 (State or other jurisdiction of incorporation)


                0-19285                                  88-0228636
        (Commission File Number)              (IRS Employer Identification No.)


  15880 N. Greenway-Hayden Loop, Suite 100
             Scottsdale, Arizona                            85260
  (Address of principal executive offices)               (Zip Code)


        Registrant's telephone number, including area code (480) 627-2700

                                 Not Applicable
          (Former name or former address, if changed since last report)


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Item 5.       Other Events

On September 10, 2001 Allied Waste Industries, Inc. ("Allied" or the "Company") issued a press release discussing its outlook for the third quarter and full year 2001.









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Allied Contact: Michael Burnett
                  480-627-2785

                                                          FOR IMMEDIATE RELEASE
                                                         -----------------------


        ALLIED WASTE LOWERS 2001 EBITDA GUIDANCE BY THREE TO FOUR PERCENT
                        AS A RESULT OF THE WEAKER ECONOMY

           FREE CASH FLOW AND DEBT REDUCTION GOALS FOR 2001 REAFFIRMED

Scottsdale, AZ - September 10, 2001 - Allied Waste Industries, Inc. (NYSE: AW) today announced that it expects to report revenue and earnings for the third quarter 2001 which are similar to the second quarter 2001 due to a continued weakening of the economy and resulting lower than expected volumes of waste.

The company previously reported second quarter revenue of $1.413 billion and adjusted EBITDA of $513 million.

Allied Waste reaffirmed its original 2001 guidance for adjusted free cash flow in excess of $400 million for the year and a year-end debt balance of between $9.2 billion and $9.3 billion. As a result of the current economic conditions and the uncertainty of economic conditions into the fourth quarter, it appears likely that 2001 EBITDA will be three to four percent below the previously indicated guidance minimum of $2.075 billion.

"During the first half of this year, we have been able to overcome an EBITDA reduction of almost $50 million due to a drop in commodity prices, along with a slow down in volumes in certain areas of the country," said Tom Van Weelden, Chairman and CEO. "However, recent economic indicators and the timely information flow from our operations indicates the economy has worsened and an anticipated increase in disposal volumes in the third quarter is not occurring. As a result, we have taken a more conservative view of the third quarter with an expectation that revenue and earnings will be essentially flat compared to the second quarter."

"Cash flow remains strong and expected debt reduction is on target primarily due to continued improvements in working capital and reduced spending for growth capital and other items compensating for the lower expected earnings," said Tom Ryan, Chief Financial Officer.

Allied Waste will be hosting a conference call on Tuesday, September 11th at 9:00 am EDT. To participate, please call 415-247-8563 approximately 10 minutes prior to the start of the call. The conference call will also be broadcast live over the Internet on our website at www.alliedwaste.com. A playback of the call will be available on our website after the call.

Allied Waste will report its results of operations for the third quarter 2001 during the first week of November and provide full year 2002 guidance in December 2001.

Allied Waste Industries, Inc., a leading waste services company, provides collection, recycling and disposal services to residential, commercial and industrial customers in the United States. As of June 30, 2001, the Company operated 326 collection companies, 148 transfer stations, 167 active landfills and 70 recycling facilities in 39 states.



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Safe Harbor for  Forward-Looking  Statements

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as the Company "believes," "anticipates," "expects" or words of similar import. Similarly, statements that describe the Company's future plans, objectives or goals are forward-looking statements.

Such forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Examples of such risks and uncertainties include, without limitation, the ability of Allied to continue its vertical integration business strategy in a successful manner; the ability of Allied to successfully pursue and continue a disciplined market development program, the ability of Allied to successfully integrate acquired operations, whether and when the recent transactions concluded or completed will be accretive to Allied's earnings, the effects of commodity price fluctuations of materials processed by Allied and the effects of an economic downturn and its ability to price for economics.

Other factors which could materially affect such forward-looking statements can be found in the Company's periodic reports filed with the Securities and Exchange Commission, including risk factors detailed in Management's Discussion and Analysis in Allied's Form 10-K for the year ended December 31, 2000. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.



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                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant, Allied Waste Industries, Inc., has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




                ALLIED WASTE INDUSTRIES, INC.


  By:                 /s/THOMAS W. RYAN
         ---------------------------------------------
                        Thomas W. Ryan
          Executive Vice President & Chief Financial
                           Officer



Date:  September 10, 2001



















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